VALHI REPORTS 78% FOURTH QUARTER EARNINGS INCREASE


    DALLAS, TEXAS . . January 31, 1995 . . Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $8.2 million, or $.07 per share, for the fourth quarter of 1994, up 78% from $4.6 million, or $.04 per share, in the 1993 period. The Company's full-year income from continuing operations totaled $19.7 million, or $.17 per share, compared to a 1993 loss of $59.3 million, or $.52 per share.

    Improved results attributable to the Company's chemicals business, conducted by NL Industries, Inc. (NYSE: NL), were a major factor in the higher 1994 earnings. Chemical operations improved through higher prices for titanium dioxide ("TiO2") and higher sales and production volume. Year-end 1994 TiO2 prices were 10% above the low point reached in 1993, and NL expects to be profitable in 1995. Higher volume and prices for medium density fiberboard, the Company's principal building product, also aided earnings and margins in 1994 while refined sugar results were negatively impacted by higher costs.

    Valhi has increased its ownership of NL from 49% to 52% and will consolidate NL's results of operations and cash flows beginning in 1995. On a pro forma basis, assuming full consolidation of NL for all of 1994, the Company's 1994 sales were over $1.7 billion with operating income of $190 million and income from continuing operations of $10.7 million, or $.09 per share.

    Discontinued operations represent the Company's former interest in the titanium metals business conducted by Tremont Corporation (NYSE: TRE), which interest was distributed to Valhi common stockholders as a dividend declared in December 1994. Extraordinary items in 1993 relate to prepayments of indebtedness. Including these items, the Company's net income for the year ended December 31, 1994 was $11.6 million, or $.10 per share, compared to a net loss of $79.1 million, or $.69 per share, for 1993.

    Valhi, Inc., headquartered in Dallas, Texas, is engaged in the chemicals, refined sugar, building products and other industries.

                                    * * * * *


                          VALHI, INC. AND SUBSIDIARIES

                        SUMMARY OF CONTINUING OPERATIONS

                    (In millions, except earnings per share)


                                                                     YEARS ENDED DECEMBER 31,
                                                                      HISTORICAL              PRO FORMA
                                                                        1993           1994     1994*

Net sales
  Chemicals                                                           $   -           $  -         $  888.0
  Refined sugar                                                         430.8          457.3          457.3
  Building products                                                     174.3          189.9          189.9
  Other                                                                 176.0          185.5          185.5

                                                                      $ 781.1         $832.7       $1,720.7

Operating income
  Chemicals                                                           $   -           $  -         $   91.9
  Refined sugar                                                          37.5           31.6           31.6
  Building products                                                      26.3           36.4           36.4
  Other                                                                  27.2           29.9           29.9


    Total operating income                                               91.0           97.9          189.8

Equity in losses of NL Industries (**)                                 (136.4)         (25.1)           -
General corporate items, net                                             (3.1)          (8.4)         (49.3)
Interest expense                                                        (38.6)         (35.3)        (119.2)

    Income before income taxes                                          (87.1)          29.1           21.3

Income taxes (benefit)                                                  (27.8)           9.4            9.8
Minority interest                                                         -              -               .8

    Income from continuing operations (loss)                          $ (59.3)        $ 19.7       $   10.7


Per common share                                                      $  (.52)        $  .17       $    .09


[FN]
*  Assumes NL was consolidated for all of 1994.
** 1993 loss includes $84 million charge for market value impairment of NL common stock.


                          VALHI, INC. AND SUBSIDIARIES

                        SUMMARY OF HISTORICAL OPERATIONS

                    (In millions, except earnings per share)

                                                        THREE MONTHS ENDED              YEAR ENDED
                                                           DECEMBER 31,                DECEMBER 31,
                                                              1993*         1994         1993*         1994

Net sales
  Refined sugar                                              $112.5        $103.4       $430.8        $457.3
  Building products                                            42.6          46.9        174.3         189.9
  Other                                                        48.0          50.1        176.0         185.5

                                                             $203.1        $200.4       $781.1        $832.7

Operating income
  Refined sugar                                              $  9.5        $  6.6       $ 37.5        $ 31.6
  Building products                                             6.7           8.9         26.3          36.4
  Other                                                         9.8           9.1         27.2          29.9
    Total operating income                                     26.0          24.6         91.0          97.9
General corporate items, net                                    (.9)         (1.7)        (3.1)         (8.4)
Interest expense                                               (8.2)         (9.3)       (38.6)        (35.3)
                                                               16.9          13.6         49.3          54.2
Equity in losses of NL Industries (**)                         (9.1)         (1.6)      (136.4)        (25.1)

  Income before income taxes                                    7.8          12.0        (87.1)         29.1
Income taxes (benefit)                                          3.2           3.8        (27.8)          9.4

  Income from continuing operations                             4.6           8.2        (59.3)         19.7

Discontinued operations                                        (2.5)         (3.5)        (4.8)         (8.1)
Extraordinary items                                           (12.2)          -          (15.4)          -
Change in accounting principles                                  .4           -             .4           -

      Net income (loss)                                      $ (9.7)       $  4.7      $ (79.1)       $ 11.6


Income (loss) per common share:

  Continuing operations                                      $  .04        $  .07      $  (.52)       $  .17
  Net income (loss)                                          $ (.08)       $  .04      $  (.69)       $  .10

Weighted average common shares
 outstanding                                                  114.1         114.3        114.1         114.3



[FN]
*  Reclassified for discontinued operations.
** 1993 loss includes $84 million charge for market value impairment of NL common stock.